EXHIBIT 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

Tessera Technologies Provides Update on Legal Actions

ITC Will Review Initial Determination in Tessera's DRAM ITC Action

SAN JOSE, Calif. - Nov. 2, 2009 - Tessera Technologies, Inc. (Nasdaq: TSRA) today provided a status update on its current legal actions.

DRAM ITC Action

On Oct.30, 2009, the International Trade Commission (ITC) announced that it will review portions of the Initial Determination by the Administrative Law Judge (ALJ) in the ITC action brought by Tessera against certain DRAM manufacturers and sellers. The Commission will review, among other things, whether the respondents infringed the Tessera patents asserted in the action. The Commission's Final Determination is scheduled to be issued by Dec. 29, 2009. The action is Investigation No. 337-TA-630 (DRAM ITC action).

"We are encouraged that the Commission has granted review of the Initial Determination," said Henry R. Nothhaft, president and CEO of Tessera. "We believe in the value of our technology and intellectual property, and will continue our efforts to prevent unlawful activities by unlicensed companies."

The DRAM  ITC action originated in December, 2007, when Tessera took legal action against Acer, Inc., Centon Electronics, Inc., Elpida Memory, Inc., Kingston Technology Co., Inc., Nanya Technology Corporation, Powerchip Semiconductor Corp., ProMOS Technologies Inc., Ramaxel Technology Ltd., Smart Modular Technologies, Inc., and TwinMOS Technologies, Inc. alleging patent infringement.

Amkor Arbitration

Tessera expects to file its Answer and Counter Complaint today in the International Chamber of Commerce (ICC) arbitration proceedings it has with Amkor, Inc. Amkor filed for arbitration with Tessera on Aug. 7, 2009.

"Those who follow the company will recall that earlier this year the ICC awarded Tessera over $64 million to remedy Amkor's past violations of its license agreement with Tessera," continued Nothhaft. "We are disappointed that Amkor's actions have led us back into arbitration so recently after the ICC ruled in Tessera's favor. Deliberately and repeatedly, Amkor has refused to pay royalties it owes for its use of multiple Tessera patents, and refused to honor its audit obligations under our agreement.  As a result of its actions, Amkor is no longer a licensee in good standing, and in particular Amkor's customers do not have the benefit of a license for any products on which full payment has not been made. "

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to Tessera's litigation and arbitration strategies, the procedural schedules, the scope and meaning of Tessera's license agreements, and the actions of government entities. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2009, include more information about factors that could affect the company's financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera's website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc., invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices. The company's micro-electronics solutions enable smaller, higher-functionality devices through chip-scale, 3D and wafer-level packaging technology, as well as high-density substrate and silent air cooling technology. Tessera's imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property.  The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies.  Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure.  The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.